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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                            (Amendment No. ________)*

                            COMMERCIAL CONCEPTS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   201614 10 4
                                 (CUSIP Number)

John Clarke, Ragnall House, 18 Peel Road, Douglas, Isle of Man, 1M1 4L2, United Kingdom, telephone no.: 011-44-1624-661594
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               SEPTEMBER 30, 1999
            (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess.240.13d-7 for other parties to whom copies are to be sent.

     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 201614104

________________________________________________________________________________
1. Name of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

     Talbiya B. Investments Ltd.

________________________________________________________________________________
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC Use Only



________________________________________________________________________________
4.   Source of Funds (See Instructions)

     PF

________________________________________________________________________________
5.   Check if Disclosure of Legal Proceedings Is Required
     Pursuant to Items 2(d) or 2(e)


________________________________________________________________________________
6.   Citizenship or Place of Organization

     Isle of Man

________________________________________________________________________________
               7.   Sole Voting Power

  Number of         1,356,756

   Shares      _________________________________________________________________
               8.   Shared Voting Power
Beneficially

  Owned by
               _________________________________________________________________
    Each       9.   Sole Dispositive Power

  Reporting         1,356,756

   Person      _________________________________________________________________
               10.  Shared Dispositive Power
    With


________________________________________________________________________________
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     1,356,756

________________________________________________________________________________
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)


________________________________________________________________________________
13.  Percent of Class Represented by Amount in Row (11)

     5.2%

________________________________________________________________________________
14.  Type of Reporting Person (See Instructions)

     CO

________________________________________________________________________________

Item 1. Security and Issuer

This statement relates to the common stock, ($.001) par value per share of Commercial Concepts, Inc., a Utah corporation (the "Issuer"). The principal executive offices of the Issuer are located at 324 South 400 West, Suite B, Salt Lake City, Utah 84101.

Item 2. Identity and Background

     (a)  Name- Talbiya B. Investments Ltd., an Isle of Man corporation

     (b) Residence or business address- c/o Ragnall House, 18 Peel Road, Douglas, Isle of Man, 1M1

     (c) Present principal occupation or employment and the name, principal business and address of any corporation - Investments

     (d)  No

     (e)  No

     (f)  Citizenship- Isle of Man corporation

Item 3. Source and Amount of Funds or Other Consideration

The funds used to acquire the common stock were Talbiya B. Investments' funds located in Talbiya's bank account.

Item 4. Purpose of Transaction

     (a)  The purpose of the transaction was solely for investment purposes.

Item 5. Interest in Securities of the Issuer

     (a)  Talbiya B. Investments Ltd. - 1,356,756 shares - 5.2%

     (b)  1,356,756 - sole voting power

     (c)  N/A

     (d)  N/A

     (e)  N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer - N/A

Item 7. Material to Be Filed as Exhibits - None


                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 16, 2000

Signature: /s/ John Clarke
           Talbiya B. Investments Ltd.

Name/Title: John Clarke, Director

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

CUSIP No. 201614104

________________________________________________________________________________
1. Name of Reporting Persons I.R.S. Identification Nos. of above persons (entities only)

     Nesher Ltd.

________________________________________________________________________________
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC Use Only



________________________________________________________________________________
4.   Source of Funds (See Instructions)

     PF

________________________________________________________________________________
5.   Check if Disclosure of Legal Proceedings Is Required
     Pursuant to Items 2(d) or 2(e)


________________________________________________________________________________
6.   Citizenship or Place of Organization

     Isle of Man

________________________________________________________________________________
               7.   Sole Voting Power

  Number of         912,162

   Shares      _________________________________________________________________
               8.   Shared Voting Power
Beneficially

  Owned by
               _________________________________________________________________
    Each       9.   Sole Dispositive Power

  Reporting         912,162

   Person      _________________________________________________________________
               10.  Shared Dispositive Power
    With


________________________________________________________________________________
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     912,162

________________________________________________________________________________
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)


________________________________________________________________________________
13.  Percent of Class Represented by Amount in Row (11)

     3.55%

________________________________________________________________________________
14.  Type of Reporting Person (See Instructions)

     CO

________________________________________________________________________________

Item 1. Security and Issuer

This statement relates to the common stock, ($.001) par value per share of Commercial Concepts, Inc., a Utah corporation (the "Issuer"). The principal executive offices of the Issuer are located at 324 South 400 West, Suite B, Salt Lake City, Utah 84101.

Item 2. Identity and Background

     (a)  Name- Nesher Ltd., an Isle of Man corporation

     (b) Residence or business address- c/o Ragnall House, 18 Peel Road, Douglas, Isle of Man, 1M1

     (c) Present principal occupation or employment and the name, principal business and address of any corporation - Investments

     (d)  No

     (e)  No

     (f)  Citizenship- Isle of Man corporation

Item 3. Source and Amount of Funds or Other Consideration

The funds used to acquire the common stock were Nesher's funds located in Nesher's bank account.

Item 4. Purpose of Transaction

     (a)  The purpose of the transaction was solely for investment purposes.

Item 5. Interest in Securities of the Issuer

     (a)  Nesher Ltd. - 912,162 shares - 3.55%

     (b)  912,162 - sole voting power

     (c)  N/A

     (d)  N/A

     (e)  N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer - N/A

Item 7. Material to Be Filed as Exhibits - None


                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 16, 2000

Signature: /s/ John Clarke
           Nesher Ltd.

Name/Title: John Clarke, Director

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.